Exhibit 10.14
STANDARD MICROSYSTEMS CORPORATION
SEVERANCE PLAN
WHEREAS, Standard Microsystems Corporation (“SMSC”) maintains a severance pay program that was established effective as of January 1, 1986, and is identified as Plan Number 506 (the “Severance Plan” or “Plan”); and
WHEREAS, SMSC acknowledges that the Severance Plan is a “welfare plan” as defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and
WHEREAS, the Severance Plan was last amended and restated effective as of January 1, 1997; and
WHEREAS, the Severance Plan was amended by Amendment Number 1 effective as of March 14, 1997, to provide certain severance benefits in connection with the sale of the Systems Products Division of SMSC; and
WHEREAS, SMSC wishes to amend and restate the Severance Plan in its entirety, and to establish both a Basic Severance Benefit for most employees, and a new Executive Severance Benefit for certain senior executives; and
WHEREAS, SMSC has reserved the right to amend the Severance Plan, and wishes to amend and restate the Severance Plan, to make certain changes and to clarify the provisions of the Plan.
NOW, THEREFORE, the Plan is amended and restated as follows:
1.	Effective Date. The Plan became effective as of January 1, 1986, and is amended and restated effective as of August 11, 1999.

2.	Plan Year. The Plan Year shall be the calendar year.

3.	General Definitions.
a.	“Base Salary” shall mean an eligible employee’s regular salary as determined in accordance with SMSC’s payroll records, excluding any bonuses, commissions, taxable or non-taxable fringe benefits, car or other allowances, and any other forms of compensation.

b.	“Employee” shall mean any individual employed directly by SMSC or any Related Company regularly scheduled to work at least 30 hours per week, excluding any part time, temporary, seasonal, and leased employees, and excluding any independent contractors and consultants.

c.	“Related Company” means any entity that is within SMSC’s “controlled group”, as defined under Section 1563 of the Internal Revenue Code (the “Code”).
d.	“Participating Company” shall mean any Related Company or any other entity that affirmatively elects to participate in the Severance Plan by action of its Board of Directors, with the approval of SMSC. As of the date of this amendment and restatement, SMC North America, Inc. has elected to participate in the Severance Plan; however, Toyo Microsystems Corporation and all other Related Companies have not been elected to participate in the Severance Plan.

e.	“Service Date” means an Eligible Employee’s initial date of hire or any re-hire date, if later. In certain instances (which must be approved in writing by the CEO of SMSC), Eligible Employees may be granted past service credit with former employers. In this event, the Service Date may be determined prior to an Eligible Employee’s date of hire or re-hire with SMSC, within SMSC’s discretion or the provisions of any acquisition or other agreement.
4.	Eligibility for the Basic Severance Benefit. All Employees (other than excluded employees) of SMSC and any Participating Companies are eligible for the Basic Severance Benefit described in Section 5 (the “Basic Severance Benefit”), unless benefits are otherwise precluded under the terms of this Plan. Employees satisfying these requirements shall be referred to as “Eligible Employees.” Notwithstanding any provision to the contrary, however, in no event shall any Basic Severance Benefits under the Plan be provided to individuals who are hired as temporary employees for a specified period of time; are offered but refuse to accept another suitable position within the organization; or who are provided the opportunity to be retained for any length of time by any successor employer or entities. Nor shall any Basic Severance Benefits be payable to any Eligible Employees who are eligible for any Executive Severance Benefits or who have a separately negotiated employment or severance agreement with SMSC, to the extent that such Executive Severance Benefits or benefits under a separately negotiated employment or severance agreement equal or exceed the Basic Severance Benefit.

5.	Basic Severance Benefits. Eligible Employees shall be entitled to a severance benefit equal to 1/2 of a week’s base pay for each 6 months of Continuous Service measured from an Eligible Employee’s Service Date 15 years of service. As a result of the preceding Severance Benefit Formula, the maximum benefit that any Eligible Employee shall receive under the Severance Plan, exclusive of employees receiving benefits under Section 8, shall be a maximum benefit of 15 weeks for any Eligible Employees who have completed 15 Years of Service or more. In determining Continuous Service for purposes of computing severance benefits, all periods of time from an individual’s Service Date during which an eligible employee is “actively at work” shall be taken into consideration, regardless of the actual hours worked in any period of time, plus any leave time taken under the Family Medical Leave Act. Thus, any periods during which an Eligible Employee is absent from work, other than Family Medical Leaves, shall not be considered in determining Continuous Service. No severance benefits shall be paid under the Plan for any partial periods.

Notwithstanding any provision to the contrary, all Eligible Employees shall be paid a “Minimum Benefit” equal to 2 weeks of base pay. This Minimum Benefit is inclusive of the severance benefit determined above, based upon an Eligible Employee’s Continuous

Service, and shall not be paid in addition to any benefits based upon Continuous Service.
6.	Entitlement to Basic Severance Benefits. An Eligible Employee shall be entitled to the Basic Severance Benefits if an Eligible Employee’s employment is involuntarily terminated with SMSC, unless such termination is for “cause” as defined below in this Section 6. In the event of a termination for “cause”, including unsatisfactory job performance, no Basic Severance Benefits shall be paid.

For purposes of this Plan the term “cause” shall include, but not be limited to the following: any material violation of the terms of any of SMSC’s personnel policies or procedures; any material misstatement contained in the Eligible Employee’s employment application; commission by the Eligible Employee of any crime or fraud against SMSC or its property or any crime involving moral turpitude or reasonably likely to bring discredit upon SMSC; unsatisfactory job performance; material failure to perform or meet standards of performance established by SMSC with respect to any services to be provide by the Eligible Employee; and any violation of SMSC’s operating policies.

7.	Eligibility for the Executive Severance Benefit. Employees who may be eligible for the Executive Severance Benefit (the “Executive Benefit”) shall include Divisional Vice Presidents, Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, Presidents, Chief Operating Officer, Chief Executive Officer, and any other key employees specifically identified by SMSC to receive the Executive Benefit, in writing. SMSC retains the discretion to identify any employees for the Executive Benefit who are employed by SMSC or any related companies as a result of any acquisitions. However, to the extent any executives are covered under any separately negotiated employment or severance agreements, that provide for any severance benefits, such individuals shall be excluded from participation in the Executive Benefit, and the Severance Plan, until such individuals are informed, in writing by the SMSC Chief Executive Officer, of their eligibility for participating in the Severance Plan. Individuals who are specifically excluded from the benefits as of the effective date of this amended and restated Severance Plan are identified in Exhibit A.

Notwithstanding any provisions to the contrary, in no event shall any benefits under the Severance Plan or this Amendment be provided to any individuals who are offered but refused to accept another suitable position within SMSC, or who are provided the opportunity to be retained for any length of time by any successor employer, joint venturer, etc, except with regard to any relocations addressed below.

8.	Executive Severance Benefit. Eligible Employees for the Executive Benefit shall receive an Executive Severance Benefit equal to three (3) months of base salary upon the occurrence of required “Relocation” as defined in Section 9(a) of this Plan or the occurrence of “Other Events” as defined in Section 9(c) of this Plan. Eligible Employees for the Executive Benefit shall receive an Executive Severance Benefit equal to six (6) months of base salary upon the occurrence of “Change in Control” as defined in Section 9(b) of this Plan.

The above Executive Benefit shall be provided in lieu of the Basic Severance Benefit provided under the Severance Plan based upon an employee’s Years of Continuous Service with SMSC, and in no event shall be paid in addition to any other severance benefits under the SMSC Severance Plan or any individually negotiated employment or severance agreements. Furthermore, under the Executive Severance Benefit, no “Minimum Benefits” shall exist, such as the 2 week Minimum Benefit provided under the Basic Severance Benefit. However, in the event the Basic Severance Benefit for any Eligible Employee under this Severance Plan is greater than the Executive Benefit, an executive employee shall be entitled to the greater of such benefits.
9.	Entitlement to Executive Severance Benefits. The provisions of the Severance Plan shall be controlling with regard to the entitlement of any Executive Severance Benefits. Therefore, no Eligible Employee who is terminated “for cause”, including unsatisfactory job performance shall be entitled to receive any benefits, consistent with the provisions of Section 4 of this Severance Plan. However, Eligible Employees shall be entitled to the Executive Benefit upon the occurrence of any of the following events:
a.	Relocation. If an eligible employee is required to relocate to a new position that is more than 75 miles from the location of the employee’s employment prior to such written required relocation, the employee may, within 90 days from receipt of such notification and prior to receipt of any relocation expenses by SMSC, inform SMSC, in writing, of the employee’s desire to terminate employment with SMSC or any related company, and to receive the Executive Benefit.

b.	Change in Control. Upon the occurrence of a “Change in Control” of SMSC, including any affiliated or subsidiary companies, in which any eligible employees are employed, followed by a reduction in an employee’s Base Salary (as previously defined) by more than 15%, or any significant reduction (greater than 25%) in any targeted incentive compensation or bonuses, (i.e., as a percentage of Base Salary) as of the date of any Change in Control or an involuntary termination of the employee’s employment, other than for “cause” or retirement or disability, an eligible employee shall automatically be entitled to the Executive Severance Benefit.

A “Change in Control” of SMSC shall be deemed to have occurred upon the occurrence of one of the following events:
i.	The merger or consolidation of SMSC with or into any other corporation or entities whereby the shareholders of SMSC immediately before the transaction do not own at least 50% of the new entity.

ii.	SMSC is merged or consolidated with or into any other corporation or other entity, and at any time after such merger or consolidation is effected, the Continuing Directors are not or cease for any reason to constitute a majority of the board of directors either of the surviving entity, or of any entity in control of the surviving entity; or

iii.	All or substantially all of the assets of SMSC are sold or otherwise transferred to any other corporation or other entity, or more than 50% of the stock of SMSC is purchased by one entity, and at any time after such sale or other transfer is effected, the Continuing Directors are not or cease for any reason to constitute, a majority of the board of directors either of the entity which has acquired and owns such assets, or of any entity in control of the entity which has acquired and owns such assets.
In determining if a Change in Control occurs, the term “Continuing Directors” means any person who either: (i) was elected a member of the Board at any Annual Meeting of Stockholders of SMSC prior to the occurrence of a corporate event that is alleged to be a Change in Control; or (ii) whose election to the Board or nomination for election to the Board by SMSC’s stockholders was approved in advance by at least two-thirds of the Continuing Directors then in office.

Notwithstanding the preceding paragraphs of this Section 6, in the event that: (i) the aggregate payments of benefits to be made or afforded to any employee under this Amendment (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”) or any successor thereto; and (ii) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is $1 less than an amount equal to the total amount of any payments permissible under Section 280G of the Code or any successor thereto; then the Termination Benefits to be paid to any employee shall be so reduced so as to be a Non-Triggering Amount. Any allocations of any reductions required hereby among the Termination Benefits, in accordance with the proceeding paragraphs of this Section 6, shall be determined by SMSC, within its discretion.

c.	Other Events. Eligible Employees shall also be entitled to the Severance Benefits identified in this Plan, under any corporate transactions or events as provided in the Severance Plan, including any involuntary termination of employment without cause.
10.	COBRA Benefits. As an additional severance benefit, whether an employee receives the Basic Severance Benefit or the Executive Severance Benefit, SMSC shall also pay for the cost of any continuation health coverage if elected under COBRA, by the employee or any qualified beneficiaries, for coverage in existence at the time of any qualifying event, for a period of 3 months following any termination of employment of an employee. The payment of any COBRA premiums shall not extend the period of any COBRA entitlement, and shall only apply for coverage in effect at the time of a termination, for which COBRA election rights exist.

11.	Termination of Severance Benefits. Notwithstanding any provisions to the contrary, in the event that an employee is receiving any severance benefits on a periodic basis, and if such an employee obtains new employment during the period in which severance benefits would otherwise be paid, all severance benefits shall immediately be terminated and no further severance benefits shall be due and payable.

12.	Covenant Not to Compete. Eligible Employees shall agree that during a period of 6 months after an employee’s termination date, the employee shall not, directly or indirectly, through any other person, firm, corporation or other entity, be employed by or engaged as a consultant or independent contractor to any business entity engaged in a business that is a competitor of SMSC, or any related entities, anywhere in the United States. For purposes of this Plan, a business entity shall be considered to be a competitor with SMSC, and all related entities, if it is engaged in any of the following activities: the marketing, sale, design, development, manufacture or assembly of any integrated circuit or related product competing with an integrated circuit or related product then offered by SMSC without written consent which will not be unreasonably withheld if it is a non-competitive situation.

Eligible employees shall acknowledge in the Release required under Section 15 that the scope of this covenant not to compete is reasonable. In the event that any aspect of this covenant is deemed to be unreasonable by a court, an Eligible Employee shall submit to the reduction of either the time or territory to such an area or period as the court will deem reasonable. In the event an Eligible Employee violates this covenant, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

13.	Nonsolicitation of Clients. For a period of 1 year after the Eligible Employee’s Termination date, the Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity, solicit any customers or clients of SMSC, in order to receive the severance benefits.

Eligible Employees shall acknowledge that the scope of this nonsolicitation provision is reasonable. In the event that any aspect of this provision is deemed to be unreasonable by a court, an Eligible Employee shall submit to any reductions as the court shall deem reasonable. In the event the Eligible Employee violates this provision, then the time limitations shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

14.	No Solicitation of Employees. During the course of an Eligible Employee’s employment with the Company, the Employee shall come into contact and became familiar with the Company’s employees, their knowledge, skills, abilities, salaries, commissions, draws, benefits, and/or other matters with respect to such employees, all of which information is not generally known to the public, but has been developed, acquired or compiled by the Company at its great effort and expense. Eligible Employee shall agree that any solicitation, luring away or hiring of such employees of the Company shall be highly detrimental to the business of the Company and may cause serious loss of business and great and irreparable harm. Consequently, Eligible Employees shall agree that for a period of 1 year after the

Eligible Employee’s termination date, the Eligible Employee shall not, directly or indirectly, whether on behalf of the Eligible Employee or others, solicit, lure or hire away any employees of the Company or assist or aid in any such activity.
15.	Conditions for Payment. As a condition precedent to the payment of any Basic or Executive Severance Benefits, inclusion of the 2 week “Minimum Payment” and any COBRA coverage, SMSC shall require an Eligible Employee to sign a Severance Agreement and General Release (the “Release”). The Release shall require the Eligible Employee to agree to release SMSC, any Related Companies, and the employees and directors of any and all Related Companies, from all claims or demands the Eligible Employee may have based on employment with SMSC, including claims of which the Eligible Employee is unaware and claims which are not specifically released and identified below. These claims include, but are not limited to, claims arising under the Constitution of the United States, a release of any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. 621 et seq., which prohibits age discrimination in employment; Title VII of the Civil Right Act of 1964, as amended, 42 U.S.C. 2000(e) et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1966, 42 U.S.C. 1981 et seq.; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination; Employee Retirement Income Security Act, 29 U.S.C. 1001 et seq.; Executive Orders 11246 and 11141; the Constitution of the State of New York or any other states in which the Eligible Employee resides or works; any New York or other state laws against discrimination; any express or implied contracts with SMSC or any Related Company; any federal or state common law and any federal, state or local statutes, ordinances and regulations. The Release may include other provisions not stated herein.

The Release shall not include, however, a release of (a) the Eligible Employee’s right, if any to any other pension, health or similar benefits under SMSC’s standard policy and procedures programs; or (b) the Eligible Employee’s right to individual conversion privileges under any medical, dental, long-term disability, life insurance or any other welfare programs.

16.	Corporate Acquisitions and Transactions. The intent of the Plan is to compensate Eligible Employees with long-term employment with SMSC, if the need to terminate an Eligible Employee or to eliminate a position occurs. In the event that an Eligible Employee working for SMSC or any Related Company is subsequently offered employment by any related or unrelated entities as a result of any corporate transaction or reorganization, no severance benefits shall be payable whether or not the individual continues to work for the buyer or any other successor entity in any corporate acquisition or other transaction, whether or not such offers or positions are at comparable wages or job levels.

17.	Payment of Benefits. All benefits will be paid in either a single lump sum payment or in weekly, bi-weekly, monthly, or other installment periods, in accordance with SMSC’s regular payroll practices, within the discretion of SMSC. However, any Severance Benefits shall be reduced to the extent of any advance payment, for any excess expense reimbursements, and for any amounts owed to SMSC by the Employee. Furthermore, payment of any severance benefits is contingent upon the return of any SMSC property in the possession of the

Employee, including personal computers (“PCs”), fax machines, scanners, copiers, cellular phones, SMSC credit cards, and any SMSC documents, correspondence and related corporate materials.
18.	ERISA Compliance. Notwithstanding any provisions to the contrary, in no event shall any severance benefit exceed 2 times an Eligible Employee’s annual compensation paid during the Plan Year immediately preceding the termination of the Eligible Employee’s services. Furthermore, in no event shall severance benefits be paid for a period of more than 24 months after an Eligible Employee’s termination of employment. These rules are intended to comply with Department of Labor Regulation Section 2510.3-2.

19.	Older Workers Benefits Protection Act. With regard to each individual Severance Agreement and General Release required under Section 15, SMSC shall give consideration to requiring either a 21 day review period for individual and independent terminations, or use of a 45 day review period for significant reductions in force. Separate Severance Agreements and General Release forms may be used with different employees in order to effectuate the intent of the Severance Plan and/or to provide additional severance benefits in order to accommodate the unique circumstances of any individual terminations.

20.	WARN Notices. Prior to the effectuating any significant reduction in force, SMSC shall give consideration as to whether or not any notifications are required to employees and/or local officials under the Workers’ Adjustment and Retraining Notification Act of 1990 (“WARN”). Furthermore, prior to effectuating any reduction in force that may require issuance of WARN Notices, SMSC may terminate the Severance Plan in order to avoid the duplication of providing either 60 days of notice and/or 60 days of pay, in addition to any severance benefits that may be required under the terms of the SMSC Severance Plan.

21.	Plan Unfunded. The Plan shall be unfunded for purposes of the Code and Title I of ERISA, and no assets shall be set aside for the payment of benefits under the Plan. All participants are general creditors of SMSC for the payment of any benefits.

22.	Amendment and Termination. The Plan may be amended, modified, or terminated at any time, by action of and within the complete discretion of the Corporation Director — Human Resources.

23.	Nonassignability. No benefits provided under the Plan may be assigned or transferred, and no benefits are subject to attachment.

24.	Plan Interpretation. SMSC shall have complete discretion to interpret all provisions of the Plan and to establish reasonable rules and procedures to facilitate the administration of the Plan.

25.	Claims and Review Procedures. SMSC hereby adopts the following claims procedures to review all claims for benefits under the Plan, in accordance with Department of Labor Regulation 29 CFR §2560.503-1:
a.	Benefit Claims. Claims for benefits shall be made in writing to the Employer, or, in the event the Employer contracts with a person or corporation to process claims for any benefits, claims for such benefits shall be forwarded to such person or corporation as designated by the Employer. Whoever is designated to process claims for benefits, whether the Employer, or any other person, shall be referred to as the “Claim Coordinator” in this Claims Procedure.
The “Claim Coordinator” shall make all determinations as to the right of any claimant to a benefit under the Plan. If the “Claim Coordinator” denies in whole or in part any claim for a benefit under the Plan the “Claim Coordinator” shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim by the “Claim Coordinator”, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the processor expects to render the final decision. If no notice of a decision or extension is provided, the claimant shall assume the claim has been denied.

The written notice which the processor shall provide to every claimant who is denied a claim for benefits shall be set forth in a manner calculated to be understood by the claimant:
i.	The specific reason or reasons for the denial;

ii.	Specific reference to pertinent Plan provisions on which the denial is based;

iii.	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

iv.	Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.
A claimant or his authorized representative may request the Appeals Committee to review the denial of a claim by the “Claim Coordinator”. The Appeals Committee shall be established by the Employer as the “Named Appeals Fiduciary”, as required under ERISA for reviewing claims. Such request shall be made in writing and shall be presented to the Appeals Committee not more than 60 days after receipt by the claimant of written notification of the denial of a claim. The claimant shall have the right to review pertinent documents and to submit issues and comments in writing. The Appeals Committee shall make its decision on review not later than 60 days after receipt by the Appeals Committee of the claimant’s request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible by not later than 120 days after receipt by the Appeals Committee of the request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
b.	Compliance with Regulations. It is intended that the claims procedure of this Plan is administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR §2560.503-1. Accordingly, the above claims procedures shall be required to the extent necessary to comply with any future laws, regulations or announcements.
26.	Withholding of Taxes. SMSC shall deduct from all severance payments made to any Eligible Employee all applicable federal, state or local taxes required by law to be withheld from such payments.

27.	Retirement and Other Benefits. Severance benefits shall not be treated as “Compensation” under the terms of any qualified retirement plans. Nor shall the payment of any severance benefits be treated as extending any individual’s employment, for any employee benefit or employment purposes.

28.	Employment Agreements. Notwithstanding any provision to the contrary, if any Eligible Employee is entitled to any severance benefits under any separately negotiated employment or severance agreements, no benefits shall be payable under this Plan.

29.	Form of Communication. Any election, claims, notice or other communication required or permitted to be made by or to an Eligible Employee under this Plan shall be made in writing and in such form as shall be prescribed by SMSC. Such communication shall be effective upon receipt by SMSC, if hand delivered or sent by first class mail, postage pre-paid, return receipt requested to the Divisional Vice President of Human Resources, Standard Microsystems Corporation, 80 Arkay Drive, P.O. Box 18047, Hauppauge, New York 11788.

30.	Plan Number. The Plan Number assigned to this Plan for purposes of Internal Revenue Form 5500 filings is 506.

31.	Severability. The invalidity of any portion of this Plan shall not invalidate the remainder, and the remainder of the Plan shall continue in full force and effect.

32.	Captions. The captions at the head of a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

33.	Gender and Number. The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

34.	Governing Laws. The Plan shall be governed and construed in accordance with the laws of the State of New York, except to the extent preempted by ERISA.

STANDARD MICROSYSTEMS CORPORATION

By: /s/ Steven Bilodeau (signature) Steven Bilodeau President and Chief Executive Officer

Date: August 11, 1999